Exhibit 8.1

List of Significant Subsidiaries and Variable Interest Entities

Subsidiaries	Jurisdiction of Incorporation:
Yixin Capital Limited	Cayman Islands
KKC Holdings Limited	Cayman Islands
Bitauto Hong Kong Limited	Hong Kong
Yixin Holding Hong Kong Limited	Hong Kong
KKC Holdings Limited	Hong Kong
Beijing Bitauto Internet Information Company Limited	People's Republic of China
Beijing KKC Technology Company Limited	People’s Republic of China
Shanghai Yixin Financing Leasing Company Limited	People's Republic of China
Xinche Investment (Shanghai) Company Limited	People's Republic of China
Tianjin Hengtong Jiahe Financing Lease Company Limited	People’s Republic of China
Beijing C&I Advertising Company Limited	People's Republic of China
Dalian Rongxin Financial Guarantees Company Limited	People’s Republic of China
Xinjiang Yin'an Information Technology Company Limited	People’s Republic of China

Consolidated variable interest entities (including their subsidiaries)	Jurisdiction of Incorporation:
Beijing Xinbao Information Technology Company Limited	People's Republic of China
Beijing Bitauto Information Technology Company Limited	People's Republic of China
Beijing Easy Auto Media Company Limited	People's Republic of China
Beijing Bit EP Information Technology Company Limited	People's Republic of China
Tianjin Boyou Information Technology Company Limited (formerly known as Bitauto (Tianjin) Commerce Company Limited)	People's Republic of China
Beijing Bitauto Interactive Advertising Company Limited	People's Republic of China
Beijing Yixin Information Technology Company Limited	People's Republic of China

*	Other consolidated variable interest entities of Bitauto Holdings Limited have been omitted from this list since, considered in the aggregate as a single entity, they would not constitute a significant subsidiary.